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                                                                    Exhibit 99.2


[Letterhead of Southern Farm Bureau Life Insurance Company]



                                 August 10, 2001

Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D. C. 20549

Gentlemen:

With reference to the initial Registration Statement on Form S-6 filed by Southern Farm Bureau Life Insurance Company ("Company") and its Southern Farm Bureau Life Variable Life Account with the Securities and Exchange Commission covering certain variable life insurance policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

         (1) The Company is duly organized and validly existing under the laws of the State of Mississippi.

         (2) The variable life insurance policies, when issued as contemplated by the Form S-6 Registration Statement will constitute legal, validly issued and binding obligations of Southern Farm Bureau Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the Form S-6 Registration Statement, and to the reference to my name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                              Very truly yours,


                                 /s/ Joseph A. Purvis
                              --------------------------------------
                              Joseph A. Purvis
                              Vice President, General Counsel and Secretary Southern Farm Bureau Life Insurance Company